Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made as of May 6, 2016 (the “Effective Date”) between Higher One Holdings, Inc., a Delaware corporation, or any successor corporation thereto (“Holdings”), and [INSERT NAME], an individual (the “Employee”).

RECITALS

WHEREAS, Holdings desires to provide certain severance payments to the Employee in the event of a qualifying termination of employment as set forth below on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the receipt, adequacy and legal sufficiency of which is hereby acknowledged, and intending to be legally bound, Holdings and the Employee agree as follows:

1.	Definitions.

a.	“Bonus Payment” shall mean:

i.

in the event the Employee’s employment is terminated as described in Section 2(a) of this Agreement, a prorated portion of the Employee’s annual incentive under the Company’s Annual Incentive Plan (or any replacement plan or program) that would have become payable based on actual performance of the Company against the target(s) set by the Company (subject to any downward discretion exercised by the Company in respect of the annual incentives paid to employees, including the Employee) in respect of the year of termination had the Employee’s employment continued, with such award prorated based on the number of days during the year of termination which preceded the Employee’s termination of employment, payable in a lump sum at such time as annual incentives for performance in the year of termination otherwise become payable to the Company’s executive officers, but in no event later than March 15 of the year following the year in which the Termination Date occurs; and

ii.

in the event the Employee’s employment is terminated as described in Section 2(b) or 2(c) of this Agreement, a prorated portion of the Employee’s annual incentive under the Company’s Annual Incentive Plan (or any replacement plan or program) equal to the Employee’s target bonus amount in respect of the year of termination multiplied by a fraction, the numerator of which is the number of days during the year of termination which preceded the Termination Date, and the denominator of which is three hundred sixty-five (365), payable in a lump sum as soon as practicable on or following the later of (x) the Termination Date and (y) with respect to a termination as described in Section 2(b) of this Agreement, the date of the Change in Control, and with respect to a termination as described in Section 2(c) of this Agreement, the date of the dissolution or liquidation of the Company, but in no event later than March 15 of the year following the year in which the Termination Date occurs; provided that, notwithstanding anything to the contrary in this Agreement, if a Bonus Payment for the year of termination has previously been made pursuant to Section 2(a) of this Agreement, no Bonus Payment shall be made pursuant to Section 2(b) of this Agreement.

b.

“Cause” shall mean (i) the Employee’s material breach of any of his or her obligations under any written agreement with Holdings or any of its subsidiaries, (ii) the Employee’s material violation of any of the Company’s policies, procedures, rules and regulations applicable to employees generally or to employees at his or her grade level, in each case, as they may be amended from time to time in the Company’s sole discretion, (iii) the Employee’s failure to substantially perform his or her duties to Holdings or its subsidiaries (other than as a result of physical or mental illness or injury), (iv) the Employee’s willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of Holdings or any of its subsidiaries, (v) the Employee’s fraud or misappropriation of funds, or (vi) the Employee’s commission of a felony or other serious crime involving moral turpitude.

c.

“Change in Control” shall mean any one person, or more than one person acting as a group (as determined under section 1.409A-(i)(5)(v)(B) of the federal tax regulations), acquires ownership of stock of Holdings that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of Holdings.

d.	“COBRA” shall mean Section 4980B of the Code and Section 601 of the Employee Retirement Income Security Act of 1974, as amended.

e.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

f.	“Company” shall mean Holdings and its affiliates.

g.

“Disability” shall mean the Employee’s incapacity due to physical or mental illness or injury resulting in the Employee being unable, due to such incapacity or physical or mental illness, to perform the essential duties of his or her employment with reasonable accommodation for a period not less than one hundred eighty (180) days and shall be determined by the Company in its sole discretion.

h.

“Good Reason” shall mean the occurrence of any of the following events without the Employee’s written consent: (i) a material reduction in the Employee’s base salary, (ii) a material reduction in all of the Employee’s core responsibilities at the Company, (iii) a relocation of the Employee’s principal place of business to a location more than fifty (50) miles from his or her designated office location, or (iv) a material breach by the Company of any provision of this Agreement; provided that, within ninety (90) days following the occurrence of any of the events described in clauses (i)-(iv) above, the Employee shall have delivered written notice to the Company of his or her intention to terminate employment for Good Reason, which notice shall specify in reasonable detail the circumstances claimed to give rise to his or her right to terminate employment for Good Reason, and the Company shall not have cured such circumstances within thirty (30) days following the Company’s receipt of such notice.

i.	“Termination Date” shall mean the date of the Employee’s termination of employment with the Company.

2.	Severance Payments.

a.

Subject to Section 3 and Section 5 of this Agreement, other than a termination of employment covered under Section 2(b) or 2(c) of this Agreement, in the event that the Employee’s employment is terminated (i) by the Company without Cause (other than as a result of death or Disability) or (ii) by the Employee for Good Reason, the Company will pay or provide to the Employee: (A) any base salary earned but not yet paid as of the Termination Date, any accrued vacation pay payable pursuant to the Company’s policies, and any documented accrued and unreimbursed business expenses in accordance with the Company’s policies, in each case payable in a lump sum within thirty (30) days following the Termination Date (the amounts and benefits, including payment terms and timing, set forth in this clause (A), the “Accrued Obligations”), (B) the Bonus Payment and (C) (I) an amount equal to one (1) year of then-current base salary, payable in equal monthly installments in accordance with the Company’s customary payroll practices, and (II) subject to the Employee’s and/or the Employee’s eligible dependents’, as applicable, timely election of continuation coverage under COBRA, reimbursement on a monthly basis for the COBRA premiums paid by the Employee each month, through the twelfth (12th) calendar month that commences after the Termination Date, to receive COBRA benefits for the Employee and/or the Employee’s eligible dependents, in accordance with applicable law that the Employee and/or the Employee’s eligible dependents, as applicable, remain eligible for COBRA coverage (the amounts and benefits, including payment terms and timing, set forth in this clause (C), the “Severance Payments”).  The Bonus Payment and Severance Payments payable or provided pursuant to this Section 2(a) are subject to and conditioned upon (x) the Employee’s execution of a valid general release and waiver in a form reasonably acceptable to the Company, waiving all claims the Employee may have against the Company, its successors and assigns and its executives, officers and directors (the “Release”) and such Release becoming effective within thirty (30) days following the Termination Date and (y) the Employee’s continuing compliance with the obligations set forth in Section 6 hereof (the conditions set forth in (x) and (y), the “Release and Covenant Conditions”).

b.

Subject to Section 3 and Section 5 of this Agreement, in the event that the Employee’s employment is terminated within 75 days prior to or 12 months following a Change in Control (i) by the Company without Cause (other than as a result of death or Disability) or (ii) by the Employee for Good Reason, (A) all of the Employee’s then unvested options to purchase shares of common stock of Holdings (if any), restricted common stock of Holdings (if any) and restricted stock units of Holdings (if any) and/or any awards resulting from adjustment, exchange or substitution pursuant to Section 10 of Holdings’ Amended and Restated 2010 Equity Incentive Plan and Section 11 of Holdings’ 2000 Stock Plan, as amended (each, an “Award”) shall immediately become exercisable or vest, as applicable, as of the later of the Termination Date or the date of the Change in Control and be settled in accordance with the terms of their respective grant agreements, and each stock option held by the Employee shall continue to remain outstanding until the earlier of (x) the twelve (12) month anniversary of the Termination Date and (y) the expiration date set forth in its respective grant agreement (the amounts and benefits, including payment terms and timing, set forth in this clause (A), the “Equity Acceleration”) and (B) the Company will pay or provide to the Employee the Employee’s Accrued Obligations, the Bonus Payment and Severance Payments. The Equity Acceleration, the Bonus Payment and Severance Payments payable or provided pursuant to this Section 2(b) are subject to and conditioned upon the Employee’s compliance with the Release and Covenant Conditions. For purposes of Section 2(b)(A), any Awards that pursuant to their terms would otherwise be forfeited and cancelled upon a termination of employment prior to a Change in Control shall not be forfeited or cancelled at such time but will remain outstanding until the earlier of (x) the Change in Control, at which time the provisions of Section 2(b)(A) will take effect, and (y) the 76th day following the Termination Date, at which time such Awards will be forfeited and cancelled.

c.

Subject to Section 3 and Section 5 of this Agreement, in the event that the Employee’s employment is terminated (i) by the Company without Cause (other than as a result of death or Disability) or (ii) by the Employee for Good Reason in connection with the dissolution or liquidation of the Company, the Employee shall receive the Employee’s Accrued Obligations, Equity Acceleration, Bonus Payment and Severance Payments. The Equity Acceleration, Bonus Payment and Severance Payments provided pursuant to this Section 2(c) are subject to and conditioned upon the Employee’s compliance with the Release and Covenant Conditions.

d.

Subject to Section 3 and Section 5 of this Agreement, in the event the Employee’s employment with the Company is terminated by reason of death or Disability, by the Employee without Good Reason or by the Company for Cause, the Company will pay or provide to the Employee the Employee’s Accrued Obligations.

e.	Except as provided in this Section 2, the Company shall have no additional obligations under this Agreement upon the Employee’s termination of employment with the Company for any reason.

3.	Other Plans.

Except to the extent that any term of this Agreement confers rights to severance payments and benefits that are more favorable to the Employee than are available under any other employee (including executive) benefit plan or executive compensation plan of the Company in which the Employee participates or under any agreement between the Company and the Employee (“Other Plans”), the Employee’s rights under any such Other Plan(s) shall be determined in accordance with the terms of such Other Plan (as it may be modified or added to by the Company from time to time), except as otherwise provided in Section 5 of this Agreement, and the Employee will have no rights to the corresponding severance payment(s) and/or benefit(s) provided under Section 2 of this Agreement. To the extent that any term of this Agreement confers rights to severance payments and benefits under Section 2 of this Agreement that are more favorable to the Employee than are available under any such Other Plan, the Employee’s rights under this Agreement shall be determined in accordance with this Agreement, and the Employee will have no rights to corresponding severance payment(s) and/or benefit(s) provided under any such Other Plan. Notwithstanding the foregoing, if any Other Plan in effect as of the effective date of this Agreement provides for a timing or schedule of payments that differs from the timing or schedule of payments in this Agreement, any severance payments and benefits provided under Section 2 of this Agreement shall be paid in accordance with the timing and schedule of payments under such Other Plan, to the extent required for compliance with Section 409A (as defined below).

4.

Employment at Will. Nothing in this Agreement shall be construed as giving the Employee the right to be retained in the employment of the Company, nor shall it affect the right of the Company to dismiss the Employee, with or without Cause, without any liability except as provided in this Agreement.

5.	Golden Parachute Payments.

Notwithstanding any other provision of this Agreement or any other plan, arrangement, or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company to the Employee or for the Employee’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 5, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be payable either (i) in full or (ii) after reduction to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax, whichever of the foregoing (i) or (ii) results in the Employee’s receipt on an after-tax basis of the greatest amount of benefits after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). If Covered Payments are reduced, such Covered Payments shall be reduced in a manner that maximizes the Employee’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A, to the extent applicable, and where two or more economically equivalent amounts are subject to reduction but payable at different times, such amounts payable at the later time shall be reduced first but not below zero (0).

6.	Restrictive Covenants.

a.

Non-Solicitation.  During the Employee’s employment with the Company and for twelve (12) months thereafter, the Employee shall not, directly or indirectly, solicit or assist any other Person (as defined below) in soliciting any employee of the Company to perform services for any entity (other than the Company), attempt to induce any such employee to leave the employ of the Company, or hire or engage on behalf of himself or herself or any other Person any employee of the Company or anyone who was employed by the Company during the six (6) month period preceding such hiring or engagement.

b.

Confidentiality.  The Employee shall, during the Employee’s employment with the Company and thereafter, hold in strict confidence any proprietary or Confidential Information related to the Company.  For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists or customers’ or trade secrets.  Upon the termination of employment with the Company, the Employee shall not take, without the prior written consent of the Company, any Confidential Information, including without limitation any business plans, contact lists, strategic plans or reports or other document (in whatever form) of the Company, relating to its methods of distribution, or any description of any formulas or secret processes and will return any such information (in whatever form) then in the Employee’s possession.

c.

Non-Compete.  The Company would likely suffer significant harm from the Employee’s competing with the Company during employment with the Company and for some period of time thereafter.  Accordingly, during employment with the Company and for a period of twelve (12) months following termination of employment for any reason, directly or indirectly, the Employee shall not become employed by, engage in business with, serve as an agent or consultant to, become a partner, member, principal, stockholder or other owner (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of, or otherwise perform services relating to, the Business (as defined below) for any Person that is engaged in, or otherwise competes or has a reasonable potential for competing with the Business (as defined herein), anywhere in which the Company engage in or intend to engage in the Business or where the Company’s customers are located (whether or not for compensation).  For purposes of this Agreement, the term “Person” shall mean any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.  For purposes of this Agreement, the “Business” shall mean the Company’s current and planned offering and provision of products and services to its higher education institution clients and customers.

d.

Non-Disparagement.  During employment with the Company and for three (3) years thereafter, the Employee shall not defame or disparage the Company and its officers, directors, members or executives.  During employment with the Company and for three (3) years thereafter, the Employee shall cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company’s directors, members, officers or executives.

e.

Injunctive Relief.  It is impossible to measure in money the damages that will accrue to the Company in the event that the Employee breaches any of the restrictive covenants provided in this Section 6.  The foregoing shall not prejudice the Company’s right to require the Employee to account for and pay over to the Company the compensation, profits, monies, accruals or other benefits derived or received by the Employee as a result of any transaction constituting a breach of any of the restrictive covenants provided in this Section 6.

f.

Whistleblower. Notwithstanding anything herein to the contrary, nothing in this Agreement or any other plan, arrangement or agreement of the Company shall (i) prohibit the Employee from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the employer of any reporting described in clause (i); provided, however, that the Employee is not authorized to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege.

7.	Miscellaneous.

a.	Amendment. This Agreement may be amended or terminated only by a written agreement signed by both parties hereto.

b.

Waivers.  No waiver of a breach of any provision of this Agreement shall be construed to be a waiver of any other breach of this Agreement. No waiver of any provision of this Agreement shall be enforceable unless it is in writing and signed by the party against whom it is sought to be enforced.

c.

 Assignment.  Rights and obligations under this Agreement are not assignable by the Employee, except as provided by will or operation of law or any plan, policy, program, arrangement or corporate governance document of, or other agreement with, the Company.  The Company’s rights and obligations under this Agreement are assignable by the Company to any successor to the Company or an acquirer of all or substantially all of the assets of the Company.

d.

Successors; Binding Agreement; Third Party Beneficiaries.  This Agreement will inure to the benefit of and be binding upon any permitted assignees of the parties hereto.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume this Agreement in the same manner and to the same extent the Company would have been required to perform it if no such succession had taken place.  As used in this Agreement, “the Company” shall mean both the Company as defined above and any such successor that assumes this Agreement, by operation of law or otherwise.

e.

Severability. If any term of this Agreement is rendered, declared or held to be invalid or unenforceable, the remaining provisions hereof shall remain in full force and effect, shall in no way be affected, impaired or invalidated, and shall be enforced to the full extent permitted by law and equity.

f.

Entire Agreement. Except as expressly provided otherwise in this Agreement, this Agreement constitutes the entire agreement between the Company and the Employee regarding the subject matter of this Agreement, and fully supersedes any and all prior agreements, written or oral, between the parties relating to the Employee’s severance rights and eligibility, except to the extent otherwise expressly provided herein.

g.

Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

h.

Notices. Any notice or other communication hereunder shall be in writing and shall be effective upon receipt (or refusal of receipt) if delivered personally, or sent by overnight courier if signature for the receiving party is obtained, or sent by certified or registered mail, postage prepaid, to the other party at the address set forth below:

If to the Company:	Higher One Holdings, Inc. 115 Munson Street New Haven, CT 06511 Attention: General Counsel

If to the Employee:	at the address on file with the Company

Either party may change its specified address by giving notice in writing to the other.

i.	Interpretation. The headings used herein are for convenience only and do not limit or expand the contents of this Agreement.

j.

Survival. Any provisions of this Agreement creating obligations extending beyond the term of this Agreement shall survive the expiration or termination of this Agreement, regardless of the reason for such termination.

k.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without reference to its principals of conflict of law.

l.

Withholding.  The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

m.

Section 409A Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be limited, construed and interpreted in accordance with such intent and, notwithstanding any other provision of this Agreement, in accordance with this Section 7(g).  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, US Treasury Regulation Section 1.409A-1(h) or any successor provision thereto.  It is intended that each installment, if any, of the payments and benefits provided hereunder shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor the Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A; and if, as of the date of the “separation from service,” the Employee is a “specified employee” (within the meaning of that term under Section 409A(a)(2)(B) of the Code, or any successor provision thereto), then with regard to any payment or the provision of any benefit that is subject to this section (whether under this Agreement, or pursuant to any other agreement with or plan, program, payroll practice of the Company, including any Other Plan), is not exempt from Section 409A pursuant to Treasury Regulation Sections 1.409A-1(b)(4) and/or 1.409A-1(b)(9) and is due upon or as a result of the Employee’s separation from service, such payment or benefit shall not be made or provided, to the extent making or providing such payment or benefit would result in additional taxes or interest under Section 409A, until the date which is the earlier of  (A) the expiration of the six (6)-month period measured from the date of such “separation from service,” and (B) the date of the Employee’s death (the “Delay Period”) and this Agreement and each such agreement, plan, program, or payroll practice including any Other Plan shall hereby be deemed amended accordingly.  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement or any other agreement with or plan, program, payroll practice of the Company, including any Other Plan, shall be paid or provided in accordance with the normal payment dates specified for them herein or therein.  All reimbursements and in-kind benefits provided under this Agreement or otherwise to the Employee shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.  All expenses or other reimbursements paid pursuant herewith and therewith that are taxable income to the Employee shall in no event be paid later than the end of the calendar year next following the calendar year in which the Employee incurs such expense or pay such related tax.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that, the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and such payments shall be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense occurred.

n.

No Duty to Mitigate. The Employee shall not be required to mitigate, by seeking employment or otherwise, the amount of any payment that the Company becomes obligated to make under this Agreement and, except as expressly provided in this Agreement, amounts or other benefits to be paid or provided to the Employee pursuant to this Agreement shall not be reduced by reason of the Employee’s obtaining other employment or receiving similar payments or benefits from another employer.

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IN WITNESS WHEREOF, the undersigned have executed this Severance Agreement as of the date first above written.

HIGHER ONE HOLDINGS, INC.:

By:
Name:
Title:

EMPLOYEE

Employee Signature: